Exhibit 4.5

Amendment No. 1 to the BioElectronics
Corporation 2004 Equity Incentive Plan

This Amendment No. 1 (the "Amendment") to the BioElectronics Corporation 2004 Equity Incentive Plan (the "Plan") is made, effective as of March 22, 2005, by BioElectronics Corporation, a Maryland corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified, or ascribed thereto by reference, in the Plan.

W I T N E S S E T H

WHEREAS, the Company established the Plan, effective as of November 30, 2004, to provide qualifying Employees, Independent Directors and Consultants (the "Grantees") with equity ownership in the Company, and has granted the right to purchase shares of Common Stock of the Company to various Grantees;

WHEREAS, the Board of Directors deems it necessary and desirable to permit Awards to be made under the Plan to members of the Medical Advisory Board of the Company; and

WHEREAS, Section 21 of the Plan reserves the right of the Board of Directors to take such action;

NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended as follows:

1. The definition of "Consultant" contained in Section 25 of the Plan is hereby amended to read in its entirety as follows: "Consultant" shall mean any person, including a Director, who is engaged by the Company or any Parent, Subsidiary or Affiliate thereof to render services to or for the benefit of the Company and is compensated for such services, including any member of the Medical Advisory Board of the Company."

2. Except as specifically amended above, the Plan and all provisions thereof shall remain in full force and effect and are hereby ratified and confirmed.

3. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Plan to "the Plan", "hereunder", "hereof", "herein" shall mean and be a reference to the Plan as amended hereby.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.